Issuer Free Writing Prospectus
Filed Pursuant to Rule 433
January 19, 2016
Registration Statement No. 333-208507
RBC Yorkville MLP Distribution Growth Leaders ETN (YGRO) Optimize Your MLP Exposure

rbc yorkville mlp – distribution growth leaders etn (ygro) ETN DETAILS Ticker YGRO Intraday Indicative Value YGROIV Underlying Index Yorkville MLP Distribution Growth Leaders Liquid PR Index Bloomberg Index Ticker YGMLL Income Potential Variable quarterly coupon Tracking Fee 0.90% per annum Primary Exchange NYSE Arca CUSIP/ISIN 78011D104/US78011D1046 Current Market $18.67Capitalization ($MMs) Overview The RBC Yorkville MLP Distribution Growth Leaders Exchange Traded Notes (“ETNs”) provide access to the returns of 25 MLPs exhibiting the highest distribution growth among liquid MLPs. The ETNs pay a quarterly coupon, if any, linked to the varying cash distributions of the index constituents, less accrued investor fees. The ETNs are unsecured debt securities issued by RBC that are linked to the return of the Yorkville MLP Distribution Growth Leaders LiquidSM PR Index. The ETNs are listed and trade on the NYSE Arca under the symbol YGRO. Why MLP Distribution Growth Leaders? Historically, distribution growth has been one of the primary drivers of total return for investors in MLPs. Index Description The rules-based Index is comprised of the 25 MLPs exhibiting the fastest distribution growth, as measured by historic and projected distributions. The index is liquidity weighted* and rebalanced semi-annually. INDEX STATISTICSAS OF DECEMBER 31, 2015 Performance YGMLL1 MLPs2 S&P 5003 YTD -32.5% -32.6% 1.4% 1 Year -32.5% -32.6% 1.4% 3 Year -3.3% -3.4% 15.1% 5 Year 3.7% 1.5% 12.6% REITs4 Bonds5 S&P 5003 Correlation 0.31 (0.03) 0.51

 INDEX SECTOR BREAKDOWNAS OF DECEMBER 31, 2015 What are MLPs and Why Invest in Them? MLPs are publicly traded limited partnerships, a majority of which operate in the energy infrastructure market. MLPs have been and are expected to continue developing much of the United States’ energy infrastructure: pipelines, terminals and other assets involved in the transmission and delivery of oil, natural gas and other energy commodities to transportation hubs. MLPs typically enter into long term contracts for the lease of these assets and therefore have lower dependency on commodity prices. MLPs have provided low correlation to a wide range of asset classes, including equities, fixed income and commodities. About Yorkville Capital Management LLC Yorkville Capital Management is a Global Investment Performance Standards (GIPS) compliant Registered Investment Advisor (RIA). Yorkville’s core competency is fundamental analysis of the MLP industry. This analysis led to the creation of the Yorkville MLP Distribution Growth Leaders LiquidSM PR Index. Benefits of Investing in the ETN Income Potential: Quarterly coupons, if any, will be paid based on the cash distributions of the MLPs included in the index, less investor fees Minimal Tracking Error: Investors receive returns based on the performance of the index Simplified Tax Reporting: Investors receive a Form 1099 instead of multiple K1’s Main Risks of Investing in the ETN Investing in the ETNs may result in a loss. The ETNs are exposed to the credit risk of RBC. The ETNs may not have an active trading market and may not continue to be listed over their term. The ETNs are subject to a maximum issuance limitation of 10,000,000 ETNs, which, among other factors, may cause the ETNs to trade at a premium to their Indicative Value. Investors that pay a premium for the ETNs may incur a substantial loss if they sell the ETNs when some or all of the premium is no longer present. The coupon payments on the ETNs will be variable and may be zero. The Accrued Tracking Fee reduces the potential coupons and/or the payment at maturity or upon early repurchase. The Issuer’s obligation to repurchase the ETNs at the request of holder is on a daily basis, and is subject to substantial minimum size restrictions. You will not know how much you will receive upon early repurchase at the time that you elect that we repurchase your ETNs. The risks identified above are not exhaustive. You should also review carefully the related “Risk Factors” section of the pricing supplement. 38.5% Natural Gas Pipelines 20.4% Gathering andProcessing 16.3% Crude Oil Pipelines 16.2% Refined Product Pipelines 7.4% General Partners 1.1% Downstream INDEX TOP HOLDINGS AS OF DECEMBER 31, 2015 Enterprise Products Partners LP (EPD) 13.8% Williams Partners LP (WPZ) 12.2% Magellan Midstream Partners LP (MMP) 10.1% EQT Midstream Partners LP (EQM) 9.9% Energy Transfer Partners LP (ETP) 5.1% Spectra Energy Partners LP (SEP) 4.5% Energy Transfer Equity LP (ETE) 4.3% MPLX LP (MPLX) 4.2% Western Gas Partners LP (WES) 3.7% Shell Midstream Partners LP (SHLX) 3.6% ‘‘MLPs have been and are expected to continue developing much of the United States’ energy infrastructure: pipelines, terminals and other assets involved in the transmission and delivery of oil, natural gas and other energy commodities to transportation hubs.’’

 contact RBC Global Investor Solutions 866.609.6009 www.rbcusnotes.com/etns etns@rbccm.comSelected Risk Considerations An investment in the MLP Distribution Growth Leaders Liquid PR Index (the “Index”) Exchange Traded Notes described herein (the “ETNs”) involves risks. Selected risks are summarized here, but we urge you to read the more detailed explanation of risks described under “Risk Factors” in the prospectus supplement and pricing supplement. Uncertain Principal Repayment—You may receive less than the principal amount of your ETNs at maturity or upon repurchase. If the level of the Index decreases, or does not increase, by an amount equal to the percentage of the principal amount represented by the Investor Fee, minus the coupon payments, you will receive less, and possibly signifi cantly less, than your original investment in the ETNs. Credit Risk of Royal Bank of Canada—The ETNs are unsecured debt obligations of the issuer, Royal Bank of Canada, and are not, either directly or indirectly, an obligation of or guaranteed by any third party. Any payments you are entitled to receive on your ETNs, including any payment at maturity or redemption, are subject to our ability to pay our obligations as they come due. As a result, the actual and perceived creditworthiness of Royal Bank of Canada will affect the market value, if any, of the ETNs prior to maturity or redemption. In addition, in the event that Royal Bank of Canada were to default on its obligations, you may not receive any amounts owed to you under the terms of the ETNs. No Fixed Interest Payments—You will not receive any fi xed periodic interest payments on the ETNs, and your quarterly Coupon Payments are uncertain and could be zero. A Trading Market for the ETNs May Not Continue Over the Term of the ETNs—The ETNs are listed on NYSE Arca under the symbol “ YGRO ”. However, a trading market for your ETNs may not continue for their term . We are not required to maintain any listing of the ETNs on NYSE Arca or any other exchange or quotation system. The intraday indicative value and the closing indicative value are not the same as the closing price or any other trading price of the ETNs in the secondary market—The closing indicative value will be published on each Index Business Day under the Bloomberg ticker symbol “ YGRO IV”. The Intraday Indicative Value of the ETNs is based on the most recent intraday level of the Index and will be calculated and published every 15 seconds on each Trading Day during normal trading hours under the Bloomberg ticker symbol “ YGRO IV” and will be disseminated over the consolidated tape, or other major market vendor. The trading price of the ETNs at any time is the price at which you may be able to sell your ETNs in the secondary market at such time, if one exists. The trading price of the ETNs at any time may vary signifi cantly from their Intraday Indicative Value at such time. Call Feature—Your ETNs may be repurchased on or after January 29, 2015 at our option and without your consent. In the event that we call the ETNs, the daily repurchase value may be signifi cantly less than the stated principal amount of the ETNs or the price at which you purchased your ETNs. Restrictions on Repurchases by Us—You must offer the applicable minimum principal repurchase amount of $1,000,000 (50,000 ETNs) to us for your offer for repurchase to be considered. Hypothetical back-tested levels of the Index are limited and should not be taken as an indication of its future performance during the term of the ETNs—It is impossible to predict whether the level of the Index will rise or fall. The actual performance of the Index over the term of the ETNs, as well as the amount of any Coupon Payments you may receive and any amount payable at maturity or upon earlier repurchase, may bear little relation to the hypothetical back-tested levels of the Index. Moreover, because the Index began publishing on January 8, 2014, there is minimal actual historical information for you to consider in making an independent investigation of the Index. The hypothetical back-tested Index performance information that has been calculated by the Index Sponsor and included in this document is subject to signifi cant limitations, including the fact that the Index Sponsor had the benefi t of hindsight both in developing the Index methodology and in calculating the hypothetical back-tested Index Levels, and the fact that the hypothetical back-tested Index Levels were calculated in a manner that differed from the Index methodology in certain respects, as described in “The Index- Hypothetical Historical and Actual Historical Data on the Index” in the pricing supplement. If the hypothetical back-tested Index Levels were calculated based on different assumptions or if the modifi cations to the Index methodology described in that section were not made, or if the hypothetical back-tested levels covered a longer or different time period, the hypothetical back-tested performance of the Index might look materially different. Tax Treatment—Signifi cant aspects of the tax treatment of the ETNs may be less favorable than a direct investment in MLPs and are uncertain. You should consult with your own tax advisor about your own tax situation. Royal Bank of Canada, and its affi liates, and Yorkville Capital Management LLC do not provide tax advice, and nothing contained herein should be construed as tax advice. Accordingly, you should seek advice based on your particular circumstances from your independent tax advisor. About RBC Capital Markets RBC Capital Markets is the global brand name for the capital markets business of Royal Bank of Canada and its affi liates. United States: RBC Capital Markets, LLC (member FINRA, NYSE and SIPC). Canada: RBC Dominion Securities Inc. (member IIROC and CIPF); United Kingdom: RBC Europe Limited and Royal Bank of Canada, London Branch (each authorized and regulated by the Prudential Regulation Authority and the Financial Conduct Authority). Hong Kong: RBC Capital Markets (Hong Kong) Limited (regulated by the Hong Kong Securities and Futures Commission) and Royal Bank of Canada, Hong Kong Branch (regulated by the Hong Kong Securities and Futures Commission and the Hong Kong Monetary Authority). Australia: Royal Bank of Canada, Sydney Branch (regulated by the Australian Securities & Investments Commission and the Australian Prudential Regulation Authority; AFSL 246521; ABN 86 076 940 880). This document is distributed only to persons who satisfy the defi nition of wholesale client for the purposes of the Corporations Act 2001 (Cth) and not intended for distribution to retail clients. Japan: RBC Capital Markets (Japan) Ltd. (regulated by the Japan Financial Services Agency and Japan Securities Dealers Association). Singapore: Royal Bank of Canada, Singapore Branch (regulated by the Monetary Authority of Singapore). SM Registered trademark of Royal Bank of Canada. Used under license. © Royal Bank of Canada 2016. All rights reserved Yorkville Capital Management LLC indices, including the Yorkville MLP Distribution Growth Leaders Liquid Index, are the exclusive property of Yorkville Capital Management LLC. Yorkville Capital Management LLC and the Yorkville Capital Management LLC index names are service marks of Yorkville Capital Management LLC or its affi liates and have been licensed for use for certain purposes by Royal Bank of Canada. The index is calculated by Solactive AG (“Solactive”), which is not affi liated or under common control with Yorkville Capital Management LLC. The ETNs are not sponsored, endorsed, or promoted by Yorkville Capital Management LLC or Solactive, and neither Yorkville Capital Management LLC nor Solactive bear any liability with respect to the ETNs. The pricing supplement related to the ETNs contains a more detailed description of the relationship Yorkville Capital Management LLC has with Royal Bank of Canada and any related fi nancial securities. No purchaser, seller or holder of the ETNs, or any other person or entity, should use or refer to any Yorkville Capital Management LLC trade name, trademark or service mark to sponsor, endorse, market or promote the ETNs without fi rst contacting Yorkville Capital Management LLC to determine whether Yorkville Capital Management LLC’s permission is required. Under no circumstances may any person or entity claim any affi liation with Yorkville Capital Management LLC without the prior written permission of Yorkville Capital Management LLC. (1) YGMLL – the Yorkville MLP Distribution Growth Leaders Liquid Total Return Index (2) MLPs – the Alerian MLP Total Return Index (3) the S&P 500 Total Return Index (4) the Dow Jones Equity REIT Total Return Index and (5) the Barclays Aggregate Bond Index (6) Weighted average year-over-year distribution growth. 4Q15 distributions percentage change versus 4Q14. Royal Bank of Canada has fi led a registration statement (including a pricing supplement, a prospectus supplement and a prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read those documents and the other documents relating to this offering that we have fi led with the SEC for more complete information about us and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, Royal Bank of Canada, any agent or any dealer participating in this offering will arrange to send you the pricing supplement, the prospectus supplement and the prospectus if you so request by calling toll-free at 1-866-609-6009. 01/16 16-011A